As filed with the Securities and Exchange Commission on June 30, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THRESHOLD PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3409596
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1300 Seaport Boulevard

Redwood City, California 94063

(Address of Principal Executive Offices)

Threshold Pharmaceuticals, Inc. 2001 Equity Incentive Plan

Threshold Pharmaceuticals, Inc. 2004 Equity Incentive Plan

Threshold Pharmaceuticals, Inc. 2004 Employee Stock Purchase Plan

(Full Title of the Plans)

Harold E. Selick, Ph.D.

Chief Executive Officer

1300 Seaport Boulevard

Redwood City, California 94063

(Name and Address of Agent For Service)

(650) 474-8200

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Sarah A. O’Dowd, Esq.

Stephen B. Thau, Esq.

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Telephone: (650) 324-7000

Facsimile: (650) 324-0638

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Threshold Pharmaceuticals, Inc. 2001 Equity Incentive Plan Common Stock, par value $0.001 per share	279,567		$0.42 (2)	$117,418	$13.82
Threshold Pharmaceuticals, Inc. 2004 Equity Incentive Plan Common Stock, par value $0.001 per share	2,493,593	(3)	$7.14 (4)	$17,804,254	$2,095.56
Threshold Pharmaceuticals, Inc. 2004 Employee Stock Purchase Plan Common Stock, par value $0.001 per share	750,000		$6.07 (5)	$4,552,500	$535.83
TOTAL	3,523,160			$22,474,172	$2,645.21

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended solely for the purpose of calculating the registration fee. The computation is based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.
(3)	Represents 2,493,593 shares of common stock available for future issuance under the 2004 Equity Incentive Plan (the “2004 Plan”), which number consists of (a) 2,428,805 shares of common stock initially available for future grants under the 2004 Plan as of the Registrant’s initial public offering and (b) 64,788 shares of common stock which were available for issuance under the 2001 Equity Incentive Plan (the “2001 Plan”) as of the date of the Registrant’s initial public offering, which shares became available for issuance under the 2004 Plan. In addition, to the extent outstanding awards under the 2001 Plan as of the date of the Registrant’s initial public offering expire or are cancelled without having been exercised in full following the date of the Registrant’s initial public offering, the shares of common stock subject to such awards will be available for future issuance under the 2004 Plan. As of the date of the Registrant’s initial public offering, 279,567 shares of common stock were subject to outstanding options under the 2001 Plan, which shares of common stock are registered as set forth above.
(4)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of Registrant’s Common Stock reported on the Nasdaq National Market on June 27, 2005.
(5)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on June 27, 2005, multiplied by 85%, which is the percentage of the trading purchase price applicable to purchases under the referenced Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed by Threshold Pharmaceuticals, Inc. (“Registrant”) with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference in this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-K filed on March 31, 2005, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	Registrant’s Quarterly Report on Form 10-Q filed on May 13, 2005;

(c)	Registrant’s Current Reports on Form 8-K filed on April 20, 2005, and May 24, 2005; and

(d)	The description of Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on January 28, 2005, as amended on February 4, 2005, and any amendment or report filed with the SEC for the purpose of updating such description.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Registrant’s amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Registrant’s bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by law, including if he or she is serving as a director, officer, employee or agent of another company at Registrant’s request. Registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. Registrant’s bylaws also permit Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to Registrant, regardless of whether our bylaws permit such indemnification.

Registrant has entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its bylaws. These agreements, among other things, provide that Registrant will indemnify its directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of Registrant’s directors or executive officers, or any of Registrant’s subsidiaries or any other company or enterprise to which the person provides services at Registrant’s request. Registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Item No.	Description of Item
5.1	Opinion of Heller Ehrman LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Heller Ehrman LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-5)

99.1	Threshold Pharmaceuticals, Inc. 2001 Equity Incentive Plan (Incorporated by reference to Registrant’s Registration Statement on Form S-1 filed on April 9, 2004 (No. 333-114376))

99.2	Threshold Pharmaceuticals, Inc. 2004 Equity Incentive Plan (Incorporated by reference to Registrant’s Registration Statement on Form S-1 filed on April 9, 2004 (No. 333-114376))

99.3	Threshold Pharmaceuticals, Inc. 2004 Employee Stock Purchase Plan (Incorporated by reference to Registrant’s Amendment No. 5 to Registration Statement on Form S-1 filed on January 11, 2005 (No. 333-114376))

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 30th day of June, 2005.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ Harold E. Selick
Harold E. Selick
Chief Executive Officer

POWER OF ATTORNEY TO SIGN AMENDMENT

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harold E. Selick and Janet I. Swearson, his or her attorneys-in-fact and agents, each acting alone, with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Harold E. Selick Harold E. Selick	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	June 30, 2005
/s/ Janet I. Swearson Janet I. Swearson	Chief Financial Officer (principal financial and accounting officer)	June 30, 2005
/s/ George F. Tidmarsh	Founder, Director and President	June 30, 2005
George F. Tidmarsh
/s/ Michael F. Powell	Director	June 30, 2005
Michael F. Powell
/s/ Ralph E. Christoffersen	Director	June 30, 2005
Ralph E. Christoffersen
/s/ Patrick G. Enright	Director	June 30, 2005
Patrick G. Enright
/s/ Wilfred E. Jaeger	Director	June 30, 2005
Wilfred E. Jaeger
/s/ William A. Halter	Director	June 30, 2005
William A. Halter
/s/ George G. C. Parker	Director	June 30, 2005
George G. C. Parker

INDEX TO EXHIBITS

Item No.	Description of Item
5.1	Opinion of Heller Ehrman LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Heller Ehrman LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-5)

99.1	Threshold Pharmaceuticals, Inc. 2001 Equity Incentive Plan (Incorporated by reference to Registrant’s Registration Statement on Form S-1 filed on April 9, 2004 (No. 333-114376))

99.2	Threshold Pharmaceuticals, Inc. 2004 Equity Incentive Plan (Incorporated by reference to Registrant’s Registration Statement on Form S-1 filed on April 9, 2004 (No. 333-114376))

99.3	Threshold Pharmaceuticals, Inc. 2004 Employee Stock Purchase Plan (Incorporated by reference to Registrant’s Amendment No. 5 to Registration Statement on Form S-1 filed on January 11, 2005 (No. 333-114376))